Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 (file No. 333-204803) of Mabvax Therapeutics Holdings, Inc. of our report, which includes an explanatory paragraph relating to MabVax Therapeutics Holdings, Inc.'s ability to continue as a going concern, dated March 31, 2015, related to our audits of the consolidated financial statements of MabVax Therapeutics Holdings, Inc. as of December 31, 2014 and 2013 and for the years then ended.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

San Diego, California
August 13, 2015